Exhibit 10.7
First Amendment to the 2007 Stock and Long-Term Incentive Plan
Effective as of January 1, 2007, Section 2.8 of the 2007 Stock and Long-Term Incentive Plan is hereby amended by revising it to read as follows:
“COMMITTEE” means the Compensation Committee of the Board, as specified in Article 3 herein, or such other committee appointed by the Board to administer the Plan. For purposes of granting, administering and certifying Awards to Covered Employees, the Committee or any sub-committee acting on behalf of the Committee shall be composed of two (2) or more directors each of whom is an “outside director” within the meaning of Code Section 162(m). Any Committee member who is not an “outside director” within the meaning of Code Section 162(m) shall abstain from participating in any decision to grant, administer or certify Awards to Covered Employees.